SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.   20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported) July 31, 2002

      CENTRAL VERMONT PUBLIC SERVICE CORPORATION
(Exact name of registrant as specified in its charter)

Vermont (State of other jurisdiction of incorporation)	1-8222 (Commission File Number)	03-0111290 (IRS Employer Identification No.)

       77 Grove Street, Rutland, Vermont               05701

(Address of principal executive offices)          (Zip Code)

Registrant's telephone number, including area code (802) 773-2711

                                      N/A
(Former name or former address, if changed since last report)

Item 5.   Other Events.

On July 31, 2002, Vermont Yankee Nuclear Power Corporation issued the following press release:

For Immediate Release                              Contact: Steve Costello for Robert Young

July 31, 2002                                               Phone: (802) 747-5427; Pager: (802) 742-3062

Vermont Yankee Sale to Entergy Completed

Vermont Yankee Nuclear Power Corporation (VYNPC) today completed the sale of its assets to Entergy Nuclear Vermont Yankee.

With the electronic transfer of funds and the filing of a warranty deed at the opening of business Wednesday morning, the Vermont Yankee assets, including the nuclear power plant in Vernon and a training center and corporate office in Brattleboro, officially transferred to Entergy Nuclear.

"I am very pleased to put our facilities in the capable hands of Entergy, while gaining substantial benefits for consumers," Vermont Yankee Chairman Robert Young said. "The sale will save consumers an estimated $263 million to $383 million over the remaining 10 years of the plant's operating license, and will reduce their exposure to the financial risks of decommissioning and operating the plant."

Vermont Yankee President and CEO Ross Barkhurst - who stepped down from these positions effective with the sale closing - praised the Vermont Yankee workers.

"The VY team steadfastly maintained their focus on safety and process improvements throughout the lengthy regulatory approval process," he said. "They have not only operated the plant safely, they have set records for efficient operation during the past two years. These folks are the best. We expect they will have a good future working for Entergy. With Entergy's expertise, resources and commitment to nuclear generation, the plant is well positioned to continue reliably serving New England customers and to building on its exemplary safety and performance record."

The sale came about through Entergy's successful bid in an auction conducted by the JPMorgan firm in 2001. The auction attracted nationwide participation by nuclear generating utilities and fully maximized the value of the plant.

Vermont Yankee Nuclear Power Corporation will remain in business as a Brattleboro-based three-person team that will implement the power purchase contracts among the former utility owners of the plant and Entergy. The company president will be Bruce Wiggett, who served as VY's chief financial officer prior to the closing.

Vermont Yankee Nuclear Power Corporation is owned by Central Vermont Public Service Corp. (35%); Green Mountain Power Corp. (19%); New England Power Company (22.5%); Connecticut Light and Power Co. (9.5%); Central Maine Power Co. (4.0%); Public Service Company of New Hampshire (4.0%); Cambridge Electric Light Co. (2.5%) and Western Massachusetts Electric Co. (2.5%).

SIGNATURE Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CENTRAL VERMONT PUBLIC SERVICE CORPORATION

By	/s/ Joseph M. Kraus Joseph M. Kraus, Senior Vice President Customer Service, Corporate Secretary, and General Counsel

July 31, 2002